Exhibit 99.1

Press Release

Contacts:	Investor Relations Bonnie Mott Ikanos Communications 510-438-5360 bmott@ikanos.com	Media Relations Margo Westfall Ikanos Communications 510-438-6276 mwestfall@ikanos.com

Ikanos Communications Appoints Danial Faizullabhoy to Audit Committee

FREMONT, Calif., November 17, 2009 — Ikanos Communications, Inc. (NASDAQ: IKAN), leading provider of advanced broadband semiconductor and software products for the digital home, announced today that its board of directors has appointed Danial Faizullabhoy to serve on the company’s audit committee.

As previously disclosed, Elizabeth Fetter, who served on the audit committee, resigned as a member of the company’s board of directors effective August 24, 2009, when the investment by investors affiliated with Tallwood Venture Capital was completed.

The Tallwood investors are entitled to elect three directors, including one who meets the applicable qualifications to serve on the company’s audit committee. The Tallwood investors have elected Dado Banatao and George Pavlov and have been searching actively for, but have not yet elected, a third director. The company expects the third director would join the company’s audit committee upon election. Mr. Faizullabhoy was appointed to serve as the third member of the audit committee on an interim basis.

The company also reported today that it received written notification dated November 12, 2009, from The NASDAQ Stock Market that while the company’s audit committee was composed of only two members, the committee did not comply with NASDAQ Listing Rule 5605(c)(2)(A), which requires listed companies to maintain an audit committee comprised of at least three members, all of whom must be independent. NASDAQ provided a cure period, which was the shorter of one year or the occurrence of the Company’s next annual stockholder meeting. With the appointment of Mr. Faizullabhoy to the audit committee, the company complies with Listing Rule 5605.

About Ikanos Communications, Inc.

Ikanos Communications, Inc. (NASDAQ: IKAN) is a leading provider of advanced broadband semiconductor and software products for the digital home. The company’s broadband DSL, communications processors and other offerings power access infrastructure and customer premises equipment for many of the world’s leading network equipment manufacturers and telecommunications service providers. For more information, visit www.ikanos.com.

© 2009 Ikanos Communications, Inc. All Rights Reserved. Ikanos Communications, Ikanos, the Ikanos logo, the Bandwidth without boundaries tagline, Fusiv, Fx, and FxS, iQV and Ikanos Velocity are among the trademarks or registered trademarks of Ikanos Communications. All other trademarks mentioned herein are properties of their respective holders.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This document contains forward-looking statements that are subject to risks and uncertainties concerning Ikanos Communications, including statements regarding the future membership of the company’s board of directors and audit committee. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, but are not limited to, the Tallwood investors’ ability to identify and appoint a qualified person willing to serve on the company’s audit committee. In addition, for a more extensive discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Ikanos’ most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as other reports that Ikanos files from time to time with the Securities and Exchange Commission. Ikanos is under no obligation to update these forward-looking statements to reflect events or circumstances subsequent to date of this press release.

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